Exhibit 2.2

PURCHASE AND SALE OPTION AGREEMENT

THIS PURCHASE AND SALE OPTION AGREEMENT (this “Agreement”), dated and effective as of November 7, 2020 (“Effective Date”), is entered into by and between Assisted 4 Living, Inc., a Nevada corporation (“Seller”) and Romulus Barr (“Buyer”).

R E C I T A L S:

WHEREAS, Seller is a facilitator of assisted living projects and related services, and is a go-to resource for individuals or private groups that wish to enter and operate within the assisted living facility (“ALF”) industry;

WHEREAS, Seller, through its wholly-owned subsidiary Assisted 2 Live, Inc. (“A2L”), currently only operates in Florida (the “Business”) as the barriers to entering the ALF space are considerable and require a detailed understanding of each state’s regulatory environment and processes;

WHEREAS, Seller desires to expand into other industries not directly related to ALFs and may decide to spin-off the Business at a future date; and

WHEREAS, Buyer is currently the President and CFO of A2L, and he desires to obtain an option to purchase the Business from Seller.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
OPTION AND OBLIGATION

Section 1.01 Buyer’s Option to Purchase. Seller and Buyer hereby acknowledge and agree that Buyer has the sole and exclusive option to acquire the Business (the “Option”) by purchasing all of A2L’s 1,000 issued and outstanding shares of common stock (the “A2L Shares”) from Seller, subject to the terms and conditions set forth in this Agreement.

Section 1.02 Seller’s Obligation to Sell; Notice. Notwithstanding anything to the contrary set forth in this Agreement, Buyer hereby acknowledges and agrees that the Option held by Buyer is subject to and conditioned upon Seller’s decision to sell the A2L Shares, which it has not yet done and may decide to do or not do in its sole and absolute discretion. If Seller decides to sell the A2L Shares, it may only sell the A2L Shares to Buyer. Seller and Buyer hereby acknowledge and agree that Seller has no obligation, legal or otherwise, to sell the A2L Shares to Buyer until such time as it provides written notice to Buyer, via electronic mail at Buyer’s address set forth under his signature below, of its intention to sell the A2L Shares to Buyer (the “Notice”). If Seller fails to provide the Notice to Buyer prior to February 2, 2021, this Agreement may be terminated by Buyer at any time by providing Seller written notice of such termination, and thereafter this Agreement shall be null and void and of no further force or effect.

Section 1.03 Assumption of Liabilities. Upon Closing, Buyer assumes from Seller and agrees to pay, defend, discharge and perform as and when due any and all liabilities incurred and/or accrued by A2L any time before and including the Closing Date (as defined below) and arising out of or relating to the Business, including, but not limited to, the liabilities described in Seller’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2020 filed with the U.S. Securities and Exchange Commission on October 13, 2020 (the “Assumed Liabilities”).

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Section 1.04 Amount and Form of Consideration. In consideration for the A2L Shares, Buyer agrees to transfer to Seller 200,000 shares of Seller’s common Stock, par value ($0.0001) per share (the “Seller Shares”) and discharge the Assumed Liabilities (the “Purchase Price”). The Purchase Price shall be paid as provided in Section 2.02(b).

ARTICLE II
Closing

Section 2.01 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place no later than ten days after Buyer’s receipt of the Notice (the “Closing Date”). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. on the Closing Date.

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer, or a person or entity designated by Buyer, a stock certificate representing the A2L Shares.

(b) At the Closing, Buyer shall deliver to Seller, or Seller’s corporate counsel, a stock certificate representing the Seller Shares (duly endorsed to Seller with medallion guarantees, notarization and/or other similar certification acceptable to Seller’s transfer agent).

ARTICLE III
Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the Effective Date and the Closing Date.

Section 3.01 Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada. Seller has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms.

Section 3.02 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of incorporation or bylaws of Seller; or (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

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Section 3.03 Title to Shares. Seller owns and has good and marketable title to the A2L Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrances”).

Section 3.04 Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or, to Seller’s knowledge, threatened against or by Seller: (a) relating to or affecting the A2L Shares; or (b) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the Effective Date and the Closing Date.

Section 4.01 Authority of Buyer; Enforceability. Buyer is an individual whose residence is in the state of Florida. Buyer has the requisite legal capacity to enter into this Agreement, to carry out his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer, and constitutes the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Buyer. No consent, approval, waiver or authorization is required to be obtained by Buyer from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.03 Shares. Buyer owns and has good and marketable title to the Seller Shares, free and clear of Encumbrances.

ARTICLE V
Indemnification

Seller hereby agrees to indemnify and hold harmless Buyer against any losses, claims, damages or liabilities to which Buyer may become subject to insofar as such losses, claims, damages or liabilities arise out of or are based upon any misrepresentation of Seller or Seller’s failure to perform any obligations contained in this Agreement. Buyer hereby agrees to indemnify and hold harmless Seller against any losses, claims, damages or liabilities to which Seller may become subject to insofar as such losses, claims, damages or liabilities arise out of or are based upon any misrepresentation of Buyer or Buyer’s failure to perform any obligations contained in this Agreement.

ARTICLE VI
Miscellaneous

Section 6.01 Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement

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Section 6.02 Severability. The parties hereto agree that each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. If one or more provisions of this Agreement are nevertheless held to be prohibited, invalid or unenforceable under applicable law, such provision will be effective to the fullest extent possible excluding the terms affected by such prohibition, invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If such prohibition, invalidity or unenforceability referred to above requires such provision to be excluded in its entirety, the balance of this Agreement will be interpreted as if such provision were so excluded.

Section 6.03 Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 6.04 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns. Buyer may not assign or otherwise transfer this Agreement or any of his rights or obligations hereunder without the prior written consent of Seller. Seller may assign or otherwise transfer this Agreement or any of its rights and obligations hereunder in its sole discretion upon providing written notice of same to Buyer prior thereto.

Section 6.05 Amendment and Modification. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.

Section 6.06 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

Section 6.07 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives their rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement or any dealings between the parties hereto relating to the subject matter hereof. Each of the parties hereto also waives any bond or surety or security upon such bond that might, but for this waiver, be required of the other party. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement. Each of the parties hereto acknowledges that this waiver is a material inducement to enter into this Agreement. Each of the parties hereto hereby further acknowledges and agrees that they are knowingly and voluntarily waiving their jury trial rights. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

Section 6.08 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, Seller and Buyer have executed this Purchase and Sale Option Agreement to be effective as of the Effective Date.

SELLER:

Assisted 4 Living, Inc.

By:	/s/ Bruce Cassidy
Bruce Cassidy, CEO

BUYER:

/s/ Romulus Barr
Romulus Barr

Email: info@assisted4living.com

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